UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2011

WILLDAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 424-9144

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

The information in Item 2.03 below is incorporated herein by reference in its entirety.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 23, 2011, Willdan Group, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”), effective as of January 1, 2012, by and between the Company and Wells Fargo Bank, National Association (“Wells Fargo”) and a related Revolving Line of Credit Note (the “Note”).  The Credit Agreement will replace the Company’s credit facility with Wells Fargo that expires on January 1, 2012.

The Credit Agreement provides for a $5.0 million revolving line of credit, including a $5.0 million standby letter of credit sub-facility, and matures on April 1, 2013.  Loans made under the revolving line of credit will accrue interest at either (i) a floating rate equal to the Prime Rate (as defined in the Note) in effect from time to time or (ii) a fixed rate of 2.25% above LIBOR, with the interest rate to be elected by the Company.  Upon effectiveness of the Credit Agreement, the Company expects that no amounts will be outstanding under the facility.

Borrowings under the revolving line of credit will be guaranteed by all of the Company’s subsidiaries except Public Agency Resources (the “Guarantors”) and secured by all of the accounts receivable and other rights to payment, general intangibles, inventory and equipment of the Company and the Guarantors.  Pursuant to the Credit Agreement, the Company also must pay a 0.25% fee on unused commitments and customary fees on any letters of credit drawn under the facility.

The Credit Agreement contains customary representations and affirmative covenants, including financial covenants that require the Company to maintain (i) net income after taxes of at least $250,000, measured on a rolling four quarter basis, without losses in two consecutive quarters; (ii) a maximum ratio of total funded debt (measured as the sum of all obligations for borrowed money, including subordinated debt, plus all capital lease obligations) to EBITDA of 1.75 to 1.00, measured quarterly on a rolling four quarter basis; and (iii) a minimum asset coverage ratio of 2.50 to 1.00 as of each quarter end, measured as unrestricted cash plus net-billed accounts receivables divided by amounts outstanding and issued letters of credit under the revolving line of credit.

The Credit Agreement also includes customary negative covenants, including (i) restrictions on the incurrence of additional indebtedness by the Company or the Guarantors other than purchase money indebtedness not to exceed $2.0 million and indebtedness existing on the date of the Credit Agreement, (ii) restrictions on the payment of dividends on the Company’s stock and redemptions, repurchases or other acquisitions of the Company’s stock, except that the Company can repurchase stock with an aggregate fair market value up to $5.0 million in any calendar year, and (iii) limitations on asset sales, mergers and acquisitions.

In addition, the Credit Agreement includes customary events of default.  Upon the occurrence of an event of default, (i) the interest rate will be increased by 4.0%, (ii) Wells Fargo has the option to make any loans then outstanding under the Credit Agreement immediately due and payable, and (iii) Wells Fargo is no longer obligated to extend further credit to the Company under the Credit Agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and Note attached hereto as Exhibits 10.1 and 10.2.

Item 9.01                                             Financial Statements and Exhibits

(d)                               Exhibits.

10.1                                                                                       Credit Agreement, entered into as of January 1, 2012, between Willdan Group, Inc. and Wells Fargo Bank, National Association, relating to the Revolving Line of Credit Note.

10.2                                                                                       Revolving Line of Credit Note for $5,000,000, dated January 1, 2012, by Willdan Group, Inc. in favor of Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLDAN GROUP, INC.

Date: December 27, 2011	By:	/s/ Kimberly D. Gant
Kimberly D. Gant
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Credit Agreement, entered into as of January 1, 2012, between Willdan Group, Inc. and Wells Fargo Bank, National Association, relating to the Revolving Line of Credit Note.

10.2	Revolving Line of Credit Note for $5,000,000, dated January 1, 2012, by Willdan Group, Inc. in favor of Wells Fargo Bank, National Association.